	Filed in the office of	Document Number
20110406231-40
	Ross Miller	Filing Date and Time 5/31/2011 12:18 PM
	Secretary of State	Entity Number
	State of Nevada	C4773-2003

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.  Name of corporation:

AMP Productions, Ltd.

2.  The articles have been amended as follows: (provide article numbers, if available)

Article 1.1shall be amended to change the name of the corporation to read as follows:

“1.1 The name of the Corporation is Computer Graphics International Inc.”

Article 4 (Capital Stock) shall be amended to effect a 1-for-2.18 reverse stock split by adding the following Article:4.6

See attached Appendix A

 3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 53.4%

4. Effective date of filing: (Optional)
(must not be later than 90 days after the certificate is filed)

5.  Signature: (required)

X /s/ Jing Wang
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 3-5-09

APPENDIX A

“4.6 Effective upon the “Effective Date” (as defined below), the outstanding shares of Common Stock of the Corporation shall be combined on the basis that two and eighteen hundredths (2.18) of such shares of Common Stock shall become one (1) share of Common Stock without changing the par value of the shares of the Corporation (the “Reverse Stock Split”); provided that no fractional shares of the Corporation shall be issued in connection with the Reverse Stock Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split.

The “Effective Date” shall be the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of such Reverse Stock Split, subject to the prior filing and recording of this Certificate of Amendment in the office of the Secretary of State of the State of Nevada.”